EXHIBIT 10.10

VERISIGN, INC.

2006 EQUITY INCENTIVE PLAN

PERFORMANCE BASED RESTRICTED STOCK UNIT AGREEMENT

The Board of Directors of VeriSign, Inc. has approved a grant to you (the “Participant” named below) of Restricted Stock Units (“RSUs”) pursuant to the VeriSign, Inc. 2006 Equity Incentive Plan (the “Plan”), as set forth in this RSU Agreement (“Agreement”). Capitalized terms not defined herein shall have the meaning ascribed to them in the Plan.

Participant:

Number of RSUs:

Date of Grant:

Expiration Date:	The date on which all RSUs granted hereunder have been either forfeited or settled.

1. Vesting Schedules. The RSUs will vest as determined under the following schedules. Except as provided below, the RSUs shall be forfeited upon Participant’s Termination Date.

(a) Performance-Based Vesting – One hundred percent (100%) of the RSUs shall vest on the third anniversary of the Date of Grant if all of the following criteria have been satisfied: (i) Participant’s Termination Date has not occurred prior to such third anniversary; and (ii) the Stock Price Target (defined below) has been attained at any time during the thirty-six (36) month period beginning on the Date of Grant; and (iii) if required to be deductible under Section 162(m) of the Code, certification of achievement of the Stock Price Target by the Committee. The Stock Price Target will be deemed to have been attained if during any sixty (60) consecutive trading days prior to the third anniversary of the Date of Grant the average closing price of the Company’s common stock equals or exceeds the Stock Price Target, as reported by the Nasdaq Global Select Market.

(b) Time-Based Vesting – If on the third anniversary of the Date of Grant the conditions for Performance-Based Vesting have not been satisfied, then fifty percent (50%) of the RSUs shall vest on the fourth anniversary of the Date of Grant if Participant’s Termination Date has not occurred prior to such fourth anniversary. The remaining fifty percent (50%) shall be forfeited on the third anniversary of the Date of Grant.

(c) Vesting if Termination is due to Death or Disability – If Participant’s Termination Date occurs prior to the third anniversary of the Date of Grant by reason of Participant’s death or “disability” (as defined in regulations promulgated under Section 409A of the Code), then: (i) if the Stock Price Target has been attained as of such Termination Date, a pro rata portion of the RSUs (calculated by multiplying the number of RSUs by a fraction, the numerator of which is the number of days from the Date of Grant to the Termination Date and the denominator of which is 1095), shall vest on such Termination Date; or (ii) if the Stock Price Target is attained after such Termination Date, but no later than the third anniversary of the Date of Grant above, then the pro rata portion of the RSUs (calculated consistent with subsection (i) above) shall vest on the date the Stock Price Target is attained.

(d) Vesting For Non-Section 16 Officers Following a Change-in-Control – If at the time of a Change-in-Control Participant is not an officer of the Company who is subject to Section 16 of the Exchange Act (a “Section 16 Officer”), and if this Agreement is not assumed by the Successor on terms and conditions identical to that of the original award, with the exception of the Stock Price Target, which will cease to apply, then one hundred percent (100%) (fifty percent (50%) if the Change-in-Control occurs after the third anniversary of the Date of Grant) of the RSUs shall vest immediately prior to consummation of the Change-in-Control.

If at the time of a Change-in-Control Participant is not a Section 16 Officer, then if this Agreement is assumed by the Successor on terms and conditions identical to that of the original award, with the exception of the Stock Price Target which shall cease to apply, then one hundred percent (100%) (fifty percent (50%) if the Change-in-Control occurs after the third anniversary of the Date of Grant) of the RSUs shall vest on the earlier to occur of (A) Participant’s Termination Date if Participant’s Termination Date falls within the twenty-four (24) months following the Change-in-Control and is due to an Involuntary Termination, or (B) the third anniversary of the Date of Grant (fourth anniversary of the Date of Grant if the Change-in-Control occurs after the third anniversary of the Date of Grant), provided that the Participant is still an employee of the Company on such anniversary date.

(e) [SECTION 16 OFFICERS ONLY] Pro Rata Vesting if Termination is due to an Involuntary Termination of a Section 16 Officer – If on the Date of Grant, Participant is a Section 16 Officer, then if Participant’s Termination Date occurs prior to the third anniversary of the Date of Grant and is due to an Involuntary Termination or a resignation for Good Reason, then: (i) if the Stock Price Target has been met as of such Termination Date, a pro rata portion of the RSUs (calculated by multiplying the number of RSUs by a fraction, the numerator of which is the number of days from the Date of Grant to the Termination Date and the denominator of which is 1095) shall vest on such Termination Date; or (ii) if the Stock Price Target is met after such Termination Date, but no later than the third anniversary of the Date of Grant above, then the pro rata portion of the RSUs (calculated consistent with subsection (i) above) shall vest on the date the Stock Price Target is met. One hundred percent (100%) of the RSUs will be forfeited if the Stock Price Target is not met by the third anniversary of the Date of Grant.]

2. Definitions.

(a) “Change-in-Control” means:

(i) any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act), other than a trustee or other fiduciary holding securities of the Company under an employee benefit plan of the Company or its subsidiaries, becomes the “beneficial owner” (as defined in Rule 13d-3 promulgated under the Exchange Act), directly or indirectly (excluding, for purposes hereof, securities acquired directly from the Company), of securities of the Company representing at least thirty percent (30%) of (A) the then-outstanding shares of common stock of the Company or (B) the combined voting power of the Company’s then-outstanding securities;

(ii) the consummation of a merger or consolidation, or series of related transactions, which results in the voting securities of the Company outstanding immediately prior thereto failing to continue to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity), directly or indirectly, at least fifty (50%) percent of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation;

(iii) a change in the composition of the Board occurring within a twenty-four (24) month period, as a result of which fewer than a majority of the members of the Board are Incumbent Directors;

(iv) the sale or disposition of all or substantially all of the Company’s assets (or consummation of any transaction, or series of related transactions, having similar effect); or

(v) stockholder approval of the dissolution or liquidation of the Company.

(b) “Company” means VeriSign, Inc. or any Successor.

(c) “Cause” for purposes of this Agreement shall not have the definition provided in the Plan, but shall instead mean Participant’s: (i) willful and continued failure to substantially perform duties after written notice providing Participant ninety (90) days from the date of Participant’s receipt of such notice in which to cure; (ii) conviction of (or plea of guilty or no contest to) a felony involving moral turpitude; (iii) willful misconduct or gross negligence resulting in material harm to the Company; or (iv) willful violation of the Company’s policies resulting in material harm to the Company.

(d) “Director” shall mean a member of the Board.

(e) “Good Reason” means the occurrence of any of the following conditions, without Participant’s written consent: (i) a material and adverse change in the Participant’s authority, duties or responsibilities; (ii) a reduction in Participant’s base salary, except for an across-the-board reduction of not more than ten percent (10%) of base salary applicable to all senior executives of the Company; (iii) a reduction in Participant’s bonus opportunity of five percent (5%) or more, except for an across-the- board reduction applicable to all senior executives of the Company; (iv) a failure to provide Participant with long-term incentive opportunities that in the aggregate are at least comparable to the long-term incentives provided to other senior executives of the Company; (v) a reduction of at least five percent (5%) in aggregate benefits Participant is entitled to receive under all employee benefit plans of the Company; or (vi) a requirement that Participant be based at any office location more than forty (40) miles from Participant’s primary office location if such relocation increases the Participant’s commute by more than ten (10) miles.

(f) “Incumbent Director” shall mean either (a) a person who is a Director on the Date of Grant, or (b) a Director who is elected, or nominated for election, to the Board with the affirmative votes of at least a majority of the Incumbent Directors at the time of such election or nomination (but shall not include an individual whose election or nomination is in connection with an actual or threatened proxy contest relating to the election of members of the Board).

(g) “Involuntary Termination” shall mean Termination initiated by the Company without Cause.

(h) “Stock Price Target” means the value obtained by annual compounding (at a rate of ten percent (10%) per annum for a period of three years) of the average closing price of a Share, as reported by the Nasdaq Global Select Market, for the sixty (60) consecutive trading days immediately preceding the Date of Grant. The Stock Price Target for the RSU grant covered by this Agreement is [            ].

(i) “Successor” means any successor to the Company or assignee of substantially all of the Company’s business and/or assets whether or not as part of a Change-in-Control.

(j) “Termination Date” means the effective date of any termination of Participant’s employment with the Company or a Successor.

3. Settlement. Except as provided above, settlement of vested RSUs shall be made within sixty (60) days following the applicable date of vesting under the above vesting schedule. Notwithstanding any other provision to the contrary, to the extent (i) any payments to which Participant becomes entitled under this Agreement in connection with Participant’s Termination constitute deferred compensation subject to Section 409A of the Code, and (ii) Participant is deemed at the time of such Termination to be a “specified employee” under Section 409A of the Code, then such payment shall not be made or commence until the earliest of (i) the expiration of the six (6)-month period measured from the date of Participant’s “separation from service” (as defined in regulations promulgated under Section 409A of the Code) with the Company; (ii) the date of Participant’s “disability” (as defined in regulations promulgated under Section 409A of the Code); or (iii) the date of Participant’s death following such separation from service; provided, however, that such deferral shall only be effected to the extent required to avoid adverse tax treatment to Participant, including (without limitation) the additional twenty percent (20%) tax for which Participant would otherwise be liable under Section 409A(a)(1)(B) of the Code in the absence of such deferral. Upon the expiration of the applicable deferral period, any payments which would have otherwise been made during that period (whether in a single sum or in installments) in the absence of this provision shall be paid to Participant or Participant’s beneficiary in one lump sum. Settlement of vested RSUs shall be in Shares; provided, that, pursuant to Section 10, if Shares may not be withheld as a result of foreign tax law, an appropriate number of RSUs may or may not be automatically settled in cash, depending upon the taxable jurisdiction. In addition, if determined by the Committee in its discretion at the time of payment, RSUs may also be settled in cash or some combination of cash and Shares. The Participant shall pay to the Company the aggregate par value of the Shares issued prior to their issuance (par value being $0.001 per Share) with such payment deemed to have been made for each Share, by Participant’s services from the Date of Grant to the applicable vesting date. Participant agrees that, if necessary due to applicable law, Participant shall pay to the Company each affected Share’s par value by making appropriate payroll deductions from funds due the Participant.

4. No Stockholder Rights. Unless and until such time as Shares are issued in settlement of vested RSUs, the Participant shall have no ownership of the Shares allocated to the RSUs and shall have no right to vote such Shares, subject to the terms, conditions and restrictions described in the Plan and herein.

5. Dividend Equivalents. Any dividends paid in cash on Shares of the Company shall be credited to the Participant as additional RSUs as if the RSUs previously held by the Participant were outstanding Shares (in such number as determined by the Committee), as follows: such credit shall be made in whole and/or fractional RSUs and shall be based on the Fair Market Value of the Shares on the date of payment of such dividend. All such additional RSUs shall be subject to the same vesting requirements applicable to the RSUs in respect of which they were credited and shall be settled in accordance with, and at the time of, settlement of the vested RSUs to which they are related.

6. No Transfer. The RSUs and any interest therein shall not be sold, assigned, transferred, pledged, hypothecated, or otherwise disposed of.

7. Forfeiture. The RSUs and any interest therein shall, if the Participant’s continuous employment with the Company (including with any Successor) or any of its subsidiaries shall terminate for any reason, be forfeited to the Company forthwith and all rights of the Participant to such RSUs shall immediately terminate, except as otherwise provided in the Plan or in this Agreement.

8. Termination. In the event of Termination by the Company or the Participant, the Committee shall settle, in Shares, the value of any vested RSUs (based on the then Fair Market Value of Shares deemed allocated to such vested RSUs on the date of such Termination) as soon as practicable thereafter. In case of any dispute as to whether Termination has occurred, the Committee shall have sole discretion to determine whether such Termination has occurred and the effective date of such Termination.

9. Acknowledgement. The Company and the Participant agree that the RSUs are granted under and governed by this Agreement and by the provisions of the Plan (incorporated herein by reference). The Participant: (i) acknowledges receipt of a copy of the Plan and the Plan prospectus, (ii) represents that the Participant has carefully read and is familiar with their provisions, and (iii) hereby accepts the RSUs subject to all of the terms and conditions set forth herein and those set forth in the Plan. In the event that upon the 30th day after the Date of Grant, the Participant has not refused the RSUs by notice to the Company pursuant to Section 14 hereof, the Participant shall be deemed to have accepted the RSUs subject to all of the terms and conditions set forth herein and those set forth in the Plan. In the event of any conflict between the terms of this Agreement and the terms of the Plan, the terms of this Agreement shall govern.

10. Tax Consequences. The Participant acknowledges that there may be adverse tax consequences upon settlement of the RSUs or disposition of the Shares, if any, received in connection therewith and that the Company recommends that Participant should consult a tax adviser prior to such settlement or disposition. In particular, Participant must make arrangements, satisfactory to the Company, for satisfaction of any applicable foreign, federal, state or local income tax withholding requirements or social security requirements related to the grant of the RSUs or Participant’s receipt of Shares in settlement thereof, including, in either case, any dividend paid in respect thereof. In the event settlement of the RSUs is made in Shares, the Company will satisfy the minimum statutory withholding tax obligation by withholding a certain number of Shares otherwise deliverable from the total number of Shares deliverable to the Participant upon settlement unless Shares may not be withheld as a result of foreign tax law (in which case an appropriate number of RSUs may or may not be automatically settled in cash, depending upon the taxable jurisdiction). In the event that any RSUs are settled in cash, or Shares may not be withheld as a result of foreign tax law, the Participant hereby authorizes the Company to withhold the required minimum amount from Participant’s other sources of compensation from the Company or any Parent or Subsidiary.

11. Compliance with Laws and Regulations. The issuance of Shares will be subject to and conditioned upon compliance by the Company and Participant with all applicable state and federal laws and regulations and with all applicable requirements of any stock exchange or automated quotation system on which the Company’s Common Stock may be listed or quoted at the time of such issuance or transfer.

12. Successors and Assigns. The Company may assign any of its rights under this Agreement. This Agreement shall be binding upon and inure to the benefit of the successors and assigns of the Company. Subject to the restrictions on transfer herein set forth, this Agreement will be binding upon Participant and Participant’s heirs, executors, administrators, legal representatives, successors and assigns.

13. Governing Law; Severability. This Agreement shall be governed by and construed in accordance with the internal laws of the State of California as such laws are applied to agreements between California residents entered into and to be performed entirely within California, excluding that body of laws pertaining to conflict of laws. If any provision of this Agreement is determined by a court of law to be illegal or unenforceable, then such provision will be enforced to the maximum extent possible and the other provisions will remain fully effective and enforceable.

14. Notices. Any notice required to be given or delivered to the Company shall be in writing and addressed to the Corporate Secretary of the Company at its principal corporate offices. Any notice required to be given or delivered to Participant shall be in writing (including email) and addressed to Participant at the participant’s Company email address, the address of record or to such other address as Participant may designate in writing from time to time to the Company or may be posted on the Participant’s E*Trade VeriSign employee stock plan account at www.etrade.com. All notices shall be deemed effectively given upon personal delivery, (i) three (3) days after deposit in the United States mail by certified or registered mail (return receipt requested), (ii) one (1) business day after its deposit with any return receipt express courier (prepaid), (iii) one (1) business day after transmission by fax or telecopier, (iv) upon receipt if sent by the Company to the Participant’s email address at the Company, or (v) upon posting on the Participant’s E*Trade VeriSign employee stock plan account at www.etrade.com.

15. Further Instruments. The parties agree to execute such further instruments and to take such further action as may be reasonably necessary to carry out the purposes and intent of this Agreement.

16. Headings. The captions and headings of this Agreement are included for ease of reference only and are to be disregarded in interpreting or construing this Agreement.

17. Entire Agreement. The Plan and this Agreement for these RSUs constitute the entire agreement and understanding of the parties with respect to the subject matter herein and supersede all prior understandings and agreements, whether oral or written, between the parties hereto with respect to the specific subject matter hereof.

In Witness Whereof, each of the parties has executed this Agreement, in the case of the Company, by its duly authorized officer, as of     , 20     .

Participant

[NAME]

Address:

VeriSign, Inc.

By:

Title: